[logo]
                 MARSHALLTOWN FINANCIAL CORPORATION




NEWS RELEASE   Contact:  William C. Gross, Executive Vice President
                         Marshalltown Financial Corporation
                         (515) 754-6000
                         FOR IMMEDIATE RELEASE


MARSHALLTOWN FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO BE ACQUIRED
---------------------------------------------------------------------
BY HMN FINANCIAL, INC.
----------------------

     MARSHALLTOWN, IOWA, July 1, 1997. . . Marshalltown Financial Corporation (MFC) (NASDAQ:MFCX), the thrift holding company for Marshalltown Savings Bank, FSB, and HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the thrift holding company for Home Federal Savings Bank, have entered into a definitive agreement to merge. Under the agreement, HMN will acquire in a cash transaction valued at $25.9 million, or $17.51 per share, all outstanding shares of Marshalltown Financial's common stock.

     The agreement is subject to regulatory approvals, as well as approval of Marshalltown Financial's shareholders, a process that is expected to be completed by the end of the year. Due diligence work has been completed by HMN. Marshalltown Savings Bank, FSB will be operated as a division of Home Federal. HMN expects that the transaction will be slightly dilutive to earnings for the first twelve months after closing and then accretive to earnings thereafter. The previous forward-looking statement regarding earnings expectations involves risks and uncertainties and actual results may be materially different. Factors that could cause actual results to differ include the successful integration of the two thrifts, retention of key employees of both companies, successful integration of products as well as competitive conditions in the banking industry.

     MFC's President and Chief Executive Officer, Richard A. Rathke, said that his company's alliance with HMN presents a good opportunity for the Bank, its customers and employees with an expansion of products and services.

     HMN's President and Chief Executive Officer, Roger P. Weise, said that the acquisition provides his company with a unique opportunity to significantly expand its market into the neighboring State of Iowa.

                                                       MORE...

303 WEST MAIN STREET - MARSHALLTOWN, IOWA 50158-0638 - 754-6000

     Marshalltown Financial, which operates two offices in Marshalltown and one office in Toledo, Iowa, had assets of $127.1 million and deposits of $106.0 million at March 31, 1997. With total equity capital of $19.8 million, Marshalltown Financial is in full compliance with its regulatory capital requirements. Marshalltown is located approximately 45 miles northeast of Des Moines.

     HMN, which operates seven retail banking offices in southern Minnesota and one mortgage banking office in Eden Prairie, Minnesota, completed its mutual-to-stock conversion in June 1994. On a consolidated basis, HMN Financial has $553.0 million in assets and stockholders equity of $78.8 million at March 31, 1997.

                            * * * END * * *